June 2008 Pricing Sheet dated June 23, 2008 to Amendment No. 1 to Preliminary Terms No. 678 dated June 3, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Capital Protected Notes due December 30, 2013
Based on a Global Basket of Equity Indices
PRICING TERMS – JUNE 23, 2008
Issuer:	Morgan Stanley
Issue price:	$10 per note (See “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$5,410,000
Pricing date:	June 23, 2008
Original issue date:	June 30, 2008 (5 business days after the pricing date)
Maturity date:	December 30, 2013
Interest:	None
Principal protection:	100%
Basket:	Basket Indices	Weighting	Initial Basket Index Value	Multiplier
	Dow Jones Euro STOXX 50® Index	33.3333%	3,404.52	0.000979090
	Nikkei 225 Index	33.3333%	13,849.56	0.000240681
	S&P 500® Index	33.3333%	1,318.00	0.002529082
Payment at maturity:
The payment at maturity per $10 stated principal amount of notes will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity of $20.

Supplemental redemption amount:	(i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$20 per note (200% of the stated principal amount)
Basket performance:	(final basket value - initial basket value) / initial basket value
Initial basket value:	10, which is the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the determination date.
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each basket index and the applicable multiplier for that basket index. See “Basket—Multiplier” above.
Basket setting date:
With respect to the S&P 500 Index, the pricing date.
With respect to the Dow Jones Euro STOXX 50 Index and the Nikkei 225 Index, the index business day for such basket index immediately following the pricing date.

Determination date:	December 24, 2013, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617480496
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.30	$9.70
Total	$5,410,000	$162,300	$5,247,700

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

“Dow Jones EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use by Morgan Stanley.  All rights to the Nikkei 225 Index are owned by Nikkei Inc., and we will have received the consent of Nikkei Digital Media, Inc. to use and refer to the Nikkei 225 Index in connection with the notes as of the issue date of the notes.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 678 dated June 3, 2008
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.